EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants


To the Board of Trustees and Shareholders of Phoenix-Seneca Funds

In planning and performing our audits of the financial statements of Phoenix-Seneca Bond Fund, Phoenix-Seneca Mid-Cap "EDGE" Fund and Phoenix-Seneca Real Estate Securities Fund (constituting Phoenix-Seneca Funds, hereinafter referred to as the "Fund") for the year ended September 30, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 14, 2000




EXHIBIT B:

RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix-Seneca
Funds was held on September 14, 2000 to approve the following matters:

1. Amend the fundamental investment restrictions regarding diversification (Phoenix-Seneca Bond Fund and Phoenix-Seneca Mid-Cap "EDGE"SM Fund only).

2. Amend the fundamental investment restriction regarding industry concentration (Phoenix-Seneca
Bond Fund and Phoenix-Seneca Mid-Cap "EDGE"SM Fund
only).

3. Amend the fundamental investment restriction for each of the Funds regarding borrowing.

4. Amend the fundamental investment restriction for each of the Funds regarding the issuance of senior securities.

5. Amend the fundamental investment restriction for each of the Funds regarding underwriting.

6. Amend the fundamental investment restriction for each of the Funds regarding investing in real estate.

7. Amend the fundamental investment restriction for each of the Funds regarding commodities.

8. Amend the fundamental investment restriction for each of the Funds regarding lending.

9. Amend the fundamental investment restriction for each of the Funds regarding the purchase of securities on margin.

10. Approve a new Rule
12b-1 Distribution Plan for Class B Shares.

11. Approve a new Rule
12b-1 Distribution Plan for Class C Shares.


On the record date for this meeting, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

Class of Shares                                 Shares        Percentage
                                             outstanding        present
                                                               by proxy

Phoenix-Seneca Bond Fund                      48,049,788        77.01%
Phoenix-Seneca Mid-Cap "EDGE"SM Fund          80,749,858        67.40%
Phoenix-Seneca Funds                         146,073,092        70.08%
Phoenix-Seneca Bond Fund Class B               2,535,684        54.94%
Phoenix-Seneca Bond Fund Class C               1,607,228        75.53%
Phoenix-Seneca Mid-Cap "EDGE"SM Fund Class B  10,746,866        88.27%
Phoenix-Seneca Mid-Cap "EDGE"SM Fund Class C  12,933,186        86.42%
Phoenix-Seneca Real Estate Securities Fund
     Class B                                     263,347        73.12%
Phoenix-Seneca Real Estate Securities Fund
     Class C                                     281,316        58.09%

NUMBER OF VOTES
                                                                 DELIVERED
                     FOR           AGAINST        ABSTAIN        NOT VOTED

1. Amend the fundamental investment restrictions regarding diversification (Bond Fund and Mid-Cap "EDGE"SM Fund only).

                  76,256,039       369,280       1,185,968       13,616,700

2. Amend the fundamental investment restriction regarding
industry concentration (Bond Fund and Mid-Cap "EDGE"SM
Fund only).
                 76,175,993       437,170       1,198,124       13,616,700

3. Amend the fundamental investment restriction for each of the Funds regarding borrowing.

                 86,350,324       834,405       1,470,258       13,717,433

4. Amend the fundamental investment restriction for each of the Funds regarding the issuance of senior securities.

                 86,905,850       602,675       1,146,462       13,717,433

5. Amend the fundamental investment restriction for each of the Funds regarding underwriting.

                 86,976,528       589,607       1,088,852       13,717,433

6. Amend the fundamental investment restriction for each of the Funds regarding investing in real estate.

                 86,906,512       626,763       1,121,712       13,717,433

7. Amend the fundamental investment restriction for each of the Funds regarding commodities.

                 86,374,048    1,018,602       1,262,337       13,717,433

8. Amend the fundamental investment restriction for each of the Funds regarding lending.

                86,704,848       772,009       1,178,130       13,717,433

9. Amend the fundamental investment restriction for each
of the Funds regarding the purchase of securities on
margin.
               85,885,195    1,491,381       1,278,411       13,717,433

10. Approve a new Rule 12b-1 Distribution Plan for Class B Shares.

  Phoenix-Seneca Bond Fund Class
               1,327,265        10,239        55,533               N/A

  Phoenix-Seneca Mid-Cap "EDGE"SM Fund Class B
               9,031,357      309,816        145,045               N/A

  Phoenix-Seneca Real Estate Securities Fund Class B
               174,632          9,692          8,237               N/A

11. Approve a new Rule 12b-1 Distribution Plan for Class C Shares.

  Phoenix-Seneca Bond Fund Class C
              1,213,891           0              0                 N/A

  Phoenix-Seneca Mid-Cap "EDGE"SM Fund Class C
             10,923,125        5,068          248,913              N/A

  Phoenix-Seneca Real Estate Securities Fund Class C
               152,084            0            11,328              N/A